UNITED STATES

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MIC Corrects False and Misleading Statements by Moab Capital

Recommends Stockholders Vote FOR All Six Director Nominees Standing for Reelection at 2018 Annual Meeting

NEW YORK--(BUSINESS WIRE)-- May 2, 2018 -- Macquarie Infrastructure Corporation (NYSE:MIC) today issued the following statement in response to a second press release issued by Moab Capital Partners (“Moab”):

Moab continues to disseminate false and misleading statements rather than constructively engage in a dialogue based on fact. Moab has launched a campaign based on unfounded assertions in an effort to distract MIC stockholders from the plan that the MIC Board and management team have underway.

MIC is intently focused on and committed to building long-term stockholder value. As demonstrated by our first quarter 2018 financial results, reported separately today, the fundamentals of its business remain strong and management are focused on core priorities to deliver growth in shareholder value.

MIC maintains the highest standards of disclosure and has done so since listing in 2004. MIC categorically rejects any implication by Moab that the Company or its management team have not consistently applied these standards.

MIC provides the following corrections to Moab’s inaccurate statements:

•	MIC reported the contract non-renewals at IMTT, which occurred in late December and predominantly affected post December 31, 2017 utilization, at the appropriate time on its fourth quarter 2017 conference call and related disclosures. MIC intends to communicate additional detail about IMTT on its first quarter results conference call to be held tomorrow, May 3, 2018.

•	Equally disingenuous and misleading is Moab’s approach to cherry-picking of phrases from the text of MIC’s publicly filed documents to purport a misalignment of interests between MIC stockholders and the Manager.

Moab inaccurately asserts that the management fees paid to the manager are “predominantly determined by MIC’s debt burden” and implies the fees are bolstered by $3.6 billion of debt. The reality is very different and the fee calculation is clearly outlined in MIC’s publicly available primer on the Company’s website, where Net Investment Value is defined as:

o	The market value of MIC’s common stock[1];

o	Plus MIC’s corporate borrowings which currently stands at approximately $542 million as of March 31, 2018 – significantly less than the $3.6 billion implied by Moab;

o	Plus the value of future investments – currently zero as of March 31, 2018;

o	Less the aggregate amount of cash held by MIC corporate – approximately $8 million as of March 31, 2018.

Furthermore, management fees are typically settled in MIC shares, rather than cash, which provides strong long-term alignment of interest between the Manager and MIC stockholders. The Management Services Agreement arrangements have been in place since MIC’s IPO, during which time MIC has returned 9.0% annualized on a total stockholder return basis, outperforming the S&P 500 at 8.4%, Russell 1000 at 8.5% and MSCI US Utilities at 8.4%2.

•	Regarding executive compensation, Moab states that ‘MIC’s very own proxy statement lists benefitting Macquarie Group stockholders as the first of its two objectives.’ This statement is grossly inaccurate and misleading. Like many others, the text cited by Moab is taken out of context and ignores the detailed description of Macquarie’s considerations when determining MIC CEO and CFO compensation (available on page 27 of MIC’s proxy statement). These considerations are factors that any investor would typically wish to see at any public company, regardless of its management structure:

o	operational performance of MIC’s underlying businesses;

o	management and leadership of MIC;

o	MIC’s acquisitions and the subsequent management of those;

o	effective risk management and compliance;

o	effective capital management; and

o	factors relating to people leadership and professional conduct.

We urge stockholders not to be distracted by Moab’s misleading campaign. We recommend stockholders vote FOR all six of MIC’s directors standing for reelection at the 2018 Annual Meeting of Stockholders on May 16, 2018.

We note that leading proxy advisory firm Glass Lewis has also recommended in its April 24, 2018 report that stockholders vote for all six of MIC’s director nominees.

The MIC Board and management team remain committed to constructive engagement with stockholders and look forward to continuing our dialogue following our first quarter 2018 financial results conference call.

MIC First Quarter 2018 Financial Results Conference Call and Webcast

When: MIC has scheduled a conference call for 8:00 a.m. Eastern Time on Thursday, May 3, 2018 during which management will review and comment on the first quarter 2018 results.

How: To listen to the conference call dial +1(650) 521-5252 or +1(877) 852-2928 at least 10 minutes prior to the scheduled start time. A webcast of the call will be accessible via the Company's website at www.macquarie.com/mic. Allow extra time prior to the call to visit the site and download the software needed to listen to the webcast.

Slides: MIC will prepare materials in support of its conference call. The materials will be available for downloading from the Company's website prior to the call.

Replay: For interested individuals unable to participate in the live conference call, a replay will be available after 2:00 p.m. on May 3, 2018 through midnight on May 11, 2018, at +1(404) 537-3406 or +1(855) 859-2056, Passcode: 4495099. An online archive of the webcast will be available on the Company's website for one year following the call.

About MIC

MIC owns and operates a diversified group of businesses providing basic services to customers primarily in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals; an airport services business, Atlantic Aviation; entities comprising an energy services, production and distribution segment, MIC Hawaii; and entities comprising a Contracted Power segment. For additional information, please visit the MIC website at www.macquarie.com/mic. MIC-G

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

1 Based on the average number of shares of common stock issued and outstanding on the trading days of the relevant calendar month and the volume weighed average price during the relevant month.

2 Source: Bloomberg. As at April 27, 2018.

Investor enquiries:
MIC
Jay A. Davis, 212-231-1825
Investor Relations
or
Okapi Partners LLC
Bruce H. Goldfarb / Patrick McHugh
212-297-0720
or
Media enquiries:
MIC
Melissa McNamara
Corporate Communications, 212-231-1667
or
Joele Frank, Wilkinson Brimmer Katcher
Dan Katcher / Nick Lamplough / Mike Landau
212-355-4449